Exhibit 99.2

                OMI Corporation Announces Presentation
                  to Investors on September 27, 2005

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 23, 2005--OMI Corporation (NYSE: OMM) today announced that Craig H. Stevenson, Jr. and several of OMI's senior management will speak to investors and analysts attending the Company's Investor Briefing on September 27, 2005 in New York City. The presentation and Q&A will be held from 11:30 a.m. - 12:45 p.m. Eastern Time, with an optional lunch.
    Investors and analysts interested in attending the event in New York City should contact Jeff Christensen at (646)827-9414.
    The presentation, Q&A and slides will be simultaneously webcast live on the Company's website, http://www.omicorp.com. A replay of the presentation, Q&A and slides will be available on the Company's website.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 47 vessels, consisting of 17 Suezmaxes and 30 product carriers, aggregating approximately 4.0 million deadweight tons ("dwt"). OMI has on order five 37,000 and 47,000 dwt product carriers scheduled to be delivered in the first half of 2006. One Suezmax is under contract to be sold, with delivery expected in the fourth quarter of 2005.


    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789